Media: Eric Miscoll TXP Corporation (214) 575-9300	Investor Relations: David K. Waldman Crescendo Communications (212) 671-1020 x101

FOR IMMEDIATE RELEASE

TXP Expands Richardson Facility to Accommodate iPhotonics ONT Business

RICHARDSON, TEXAS - November 29, 2006 - TXP Corporation (OTCBB: TXPO), a global provider of Pre-Manufacturing Services for the electronics and telecommunications industries, today announced that it has expanded its facility in Richardson, Texas to include 16,488 additional square feet of adjacent space within the current building. As a result, the company’s facility now includes approximately 47,000 square feet. The additional space will be used to accommodate the newly expanded iPhotonics research and development team, following the recent hiring of Siemens’ former ONT staff. In addition, the space will include additional warehouse space and a staging area for the TXP Retrofit Solutions business.

Michael C. Shores, president and chief executive officer of TXP, commented, “We have received very positive indications and initial interest for our Optical Network Terminal technology from several major carriers. This new space will help accommodate the anticipated demand and enable us to ramp up quickly to meet our future requirements.”

About TXP

TXP, based in Richardson, Texas, is a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. The company excels in both design and supply chain solutions services for new product development which include prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain management as well as the transfer of product into production. TXP's core technology focus is on complex printed circuit board assemblies, photonics, optoelectronics, and advanced packaging solutions, while forging profitable business opportunities with well-positioned high speed, digital, analog, and RF technologies and industries that require complementary service requirements. By working closely with its customers and being highly responsive to their requirements throughout the design processes, TXP believes that it can be an integral part of its customers' operations, accelerate their time-to-market and time-to-volume production and reduce their product costs. TXP has three operating divisions that build on its core Design for Manufacturability foundation: TXP-Texas Prototypes, TXP Retrofit Solutions and iPhotonics. For more information visit www.txpcorporation.com.

Forward-looking statements such as "believe," "expect," "may," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

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